As filed with the Securities and Exchange Commission on August 4, 2023
Registration No. 333-211764
_____________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________________________________________________________________
POST-EFFECTIVE
AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________________________________________________________
COCA-COLA EUROPACIFIC PARTNERS PLC
(Exact name of registrant as specified in its charter)
_____________________________________________________________________________________________

England and Wales          98-1267571

(State or other jurisdiction of            (I.R.S. Employer
incorporation or organization)            Identification No.)

Pemberton House, Bakers Road
Uxbridge, UB8 1EZ, United Kingdom
+44 (0)1895 231 313
(Address, including zip code, and telephone number of registrant’s principal executive offices)
_____________________________________________________________________________________________

Coca-Cola Europacific Partners plc Long-Term Incentive Plan
Coca-Cola European Partners plc Long-Term Incentive Plan 2016
Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Share Savings
Plan with respect to shares of Coca-Cola European Partners plc
(Full title of the plans)
____________________________________________________________________________________
The Corporation Trust Company
Corporate Trust Center
1209 Orange St.
Wilmington, DE 19801
(Name and address of agent for service)

(518) 453-2130
(Telephone number, including area code, of agent for service)
____________________________________________________________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

On May 24, 2023 (the “Effective Date”), at the annual general meeting of Coca-Cola Europacific Partners plc (“CCEP” or the “Registrant”), the Registrant’s shareholders approved the Coca-Cola Europacific Partners plc Long-Term Incentive Plan (the “2023 LTIP”). The total number of the Registrant’s ordinary shares, nominal value €0.01 each (“Ordinary Shares”), that may be granted under the 2023 LTIP is up to 12,000,000 Ordinary Shares. The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed by the Registrant on June 1, 2016 (File No. 333-211764) (the “Registration Statement”) to reallocate unsold Ordinary Shares registered on the Registration Statement that were previously allocated to the Coca-Cola European Partners plc Long-Term Incentive Plan 2016 (the “2016 LTIP” and, together with the 2023 LTIP, the “LTIPs”) to be available generally for grants pursuant to the LTIPs. Both the 2023 LTIP and the 2016 LTIP limit the number of Ordinary Shares that may be issued thereunder to:

•a number of Ordinary Shares that, together with the total number of Ordinary Shares that have been issued (or transferred from treasury) in the previous 10 years or may be issued or transferred to satisfy awards granted under the LTIPs and under any other employee share plans operated by the Registrant and its subsidiaries, will not exceed 10% of the ordinary share capital of the Registrant in issue immediately before the awards are granted; and

•a number of Ordinary Shares that, together with the total number of Ordinary Shares that have been issued (or transferred from treasury) in the previous 10 years or may be issued or transferred to satisfy awards granted under the LTIPs and under any other discretionary employee share plans operated by the Registrant and its subsidiaries, will not exceed 5% of the ordinary share capital of the Registrant in issue immediately before the awards are granted.

Excluded from these limits are awards assumed by the Registrant in connection with the merger pursuant to the agreement and plan of merger dated 6 August 2015 (providing for the combination of Coca-Cola Enterprises Inc., Coca-Cola Iberian Partners SA and Coca-Cola Erfrischungsgetrӓnke GmbH).

Accordingly, this Post-Effective Amendment No. 2 to the Registration Statement is hereby filed to cover the issuance of Ordinary Shares pursuant to the 2023 LTIP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I are not required to be filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and will be delivered to participants in accordance with such rule.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC” or “Commission”) by the Registrant are incorporated herein by reference:

a.the Registrant’s annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 17, 2023;

b.the Registrant’s current report on Form 6-K filed with the SEC on April 25, 2023, which contains an introductory note regarding incorporation of the report on Form 6-K by reference into certain of the Registrant’s registration statements filed with the SEC;

c.the Registrant’s current report on Form 6-K filed with the SEC on August 2, 2023, which contains an introductory note regarding incorporation of the report on Form 6-K by reference into certain of the Registrant’s registration statements filed with the SEC; and

d.the Registrant’s registration statement on Form 8-A, filed with the SEC on September 10, 2021, including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any such documents or portions thereof that are expressly furnished rather than filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement or the related prospectus to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Articles of Association of the Registrant, and to the fullest extent permitted by the UK Companies Act 2006, as amended, and without prejudice to any indemnity to which he or she may otherwise be entitled, the Registrant may indemnify any director of the Registrant or of any associated company (i.e., a company that is a parent, subsidiary or sister company of the Registrant), against any liability and may purchase and maintain insurance against any liability for such director, as applicable.

Subject to certain exceptions, English law does not permit the Registrant to indemnify a director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the Registrant, and any provision that purports to do so is void.

The exceptions allow the Registrant to:

(1) purchase and maintain director and officer insurance insuring its directors or the directors of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director;

(2) provide a qualifying third-party indemnity provision that permits the Registrant to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the Registrant or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief, (ii) fines imposed in criminal proceedings, and (iii) penalties imposed by regulatory bodies;

(3) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in connection with the company or any associated company (even if the action is brought by the Registrant itself), or expenditure incurred applying for certain specified relief in connection with such proceedings, subject to certain requirements, including that the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and

(4) provide a qualifying pension scheme indemnity provision, that allows the Registrant to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

The Registrant’s directors, as well as certain senior management members, are insured under a directors and officers insurance policy obtained by the Registrant. The insurance policy provides for wide coverage, but the directors and officers may incur uninsured liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
3.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the SEC on May 30, 2019).
3.2	Description of rights attached to each class of the Registrant’s securities registered under Section 12 of the Exchange Act as at 31 December 2022 (incorporated by reference to Exhibit 2 to the Registrant’s Form 20-F filed with the SEC on March 17, 2023).
4.1	Shareholders’ Agreement by and among the Registrant, Olive Partners, S.A., European Refreshments, Coca-Cola GmbH and Vivaqa Beteiligungs GmbH & Co. KG (incorporated by reference to Annex C to the proxy statement/prospectus contained in the Registrant’s Form F-4/A registration statement filed with the SEC on April 11, 2016).
4.2	Coca-Cola Europacific Partners plc Long-Term Incentive Plan (incorporated by reference to Exhibit 4.1 to the Registrant’s Form 6-K filed with the SEC on April 12, 2023).
4.3	Coca-Cola European Partners plc Long-Term Incentive Plan 2016 (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 filed with the SEC on June 1, 2016 (File No. 333-211764).
4.4	Rules of the Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Share Savings Plan with respect to shares of Coca-Cola European Partners plc (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-8 filed with the SEC on June 1, 2016 (File No. 333-211764).
5.1	Opinion of Slaughter & May regarding validity of the Ordinary Shares*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Slaughter & May (included in Exhibit 5.1)*
* Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uxbridge, Middlesex, United Kingdom, on August 4, 2023.
Coca-Cola Europacific Partners plc
By: /s/ Clare Wardle
Name: Clare Wardle
Title: General Counsel & Company Secretary

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on August 4, 2023.

Signature	Title	Date
/s/ Damian Gammell Damian Gammell	Chief Executive Officer and Director (Principal executive officer)	August 4, 2023

/s/ Nik Jhangiani Nik Jhangiani	Chief Financial Officer (Principal financial officer and principal accounting officer)	August 4, 2023

s/ Ivan Stoykov Ivan Stoykov	Chief Accounting Officer (Principal accounting officer)	August 4, 2023

/s/ * Manolo Arroyo	Director	August 4, 2023

/s/ * John Bryant	Director	August 4, 2023

/s/ * José Ignacio Comenge	Director	August 4, 2023

/s/ * Nathalie Gaveau	Director	August 4, 2023

/s/ * Álvaro Gómez-Trénor Aguilar	Director	August 4, 2023

/s/ * Thomas H. Johnson	Director	August 4, 2023

/s/ * Dagmar Kollmann	Director	August 4, 2023

/s/ * Alfonso Líbano Daurella	Director	August 4, 2023

/s/ * Mark Price	Director	August 4, 2023

/s/ * Mario Rotllant Solá	Director	August 4, 2023

/s/ * Dessi Temperley	Director	August 4, 2023

/s/ * Garry Watts	Director	August 4, 2023

/s/ * Mary Harris	Director	August 4, 2023

/s/ * Nicolas Mirzayantz	Director	August 4, 2023

/s/ * Nancy Quan	Director	August 4, 2023

* By: /s/ Clare Wardle
Clare Wardle, Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Coca-Cola Europacific Partners plc in the United States, in the City of Newark, Delaware, on the 4th day of August, 2023.

Authorized Representative
Puglisi & Associates
By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director of Puglisi & Associates